Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

M.D.C. Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-22167) on Form S-8 of M.D.C. Holdings, Inc. of our report dated June 4, 2008 relating to the statement of net assets available for benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan as of December 31, 2008, which appears in the December 31, 2008 Annual Report on Form 11-K of the M.D.C. Holdings, Inc. 401(k) Savings Plan.

/s/ Gordon, Hughes & Banks LLP

Greenwood Village, Colorado

June 26, 2009